Exhibit 99.1
BERKSHIRE HILLS CITES IMPROVING EARNINGS OUTLOOK AT ANNUAL MEETING
ALL PROPOSALS APPROVED BY STOCKHOLDERS
LAWRENCE BOSSIDY RE-ELECTED CHAIRMAN;
MICHAEL DALY RE-APPOINTED CEO
PITTSFIELD, MA, May 6, 2010 — Berkshire Hills Bancorp (BHLB) held its annual meeting of stockholders today in Pittsfield, Massachusetts.
President and CEO Michael Daly reported on Berkshire’s recent accomplishments and outlook. He commented on the Company’s strategic initiatives and their impact on 2009 results. With the full support of the Board of Directors, management proactively took steps in 2009 to strategically prepare the Company for future profitable growth in 2010 and beyond.
Mr. Daly reviewed the Company’s current earnings per share guidance of $0.85 — $0.95 for 2010, and noted that first quarter results were ahead of expectations. He commented on Berkshire’s high priority goal to return to and then exceed the $2.00 record EPS level that was achieved in 2008. He noted Berkshire’s long term investment strengths, including:
•	Strong capital and liquidity, with solid asset quality

•	Positioned for strong revenue growth as the economy recovers and interest rates increase

•	Talented and focused management team

•	New business lines will add to earnings

•	Strong market position in attractive markets

•	Valued partner for regional consolidation
Stockholders approved all proposals which were presented at the meeting. These were:
•	The election of the following three existing directors to new three year terms: John B. Davies; Rodney C. Dimock; and David E. Phelps

•	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm for fiscal year 2010

•	Approval of a non-binding proposal to give advisory approval of the Company’s executive compensation programs and policies

Berkshire voluntarily added the “say-on-pay” item to its meeting agenda to allow for stockholder input on this matter. The Company’s proxy statement explained executive compensation in 2009. Compensation to named executives was reduced by 27% due to the forfeiture of incentive compensation in light of the recession’s impacts on 2009 results.
At a Board meeting following the stockholder meeting, the Board unanimously re-elected Lawrence A. Bossidy as Non-Executive Chairman of the Board, and Michael P. Daly was re-appointed as President and Chief Executive Officer.
BACKGROUND
Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM — the largest locally headquartered regional bank. The Company has $2.7 billion in assets and provides services through 45 offices in Massachusetts, New York, and Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.
FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2009 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
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CONTACTS
Investor Relations Contact
David H. Gonci
Investor Relations Officer
413-281-1973
Media Contact
Fedelina Madrid
Vice President, Senior Marketing Officer
413-236-3733